Exhibit 5.1

Chadwick Mills

+1 650 843 5654

cmills@cooley.com

August 6, 2026

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California 94901

Re: BioMarin Pharmaceutical Inc. – Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering by the Company of up to 12,005,297 shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), consisting of (a) 7,650,000 shares of Common Stock issuable pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”), and (b) 4,355,297 shares of Common Stock available for issuance under the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan (the “Amicus Plan”). The Amicus Plan was assumed by the Company in connection with the Agreement and Plan of Merger, dated as of December 19, 2025 (the “Merger Agreement”), by and among the Company, Amicus Therapeutics, Inc. and Lynx Merger Sub 1, Inc., and, as modified in connection with such assumption, permits equity awards thereunder to the extent permissible under applicable law and the Nasdaq Listing Rules.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the 2017 Plan, (d) the Amicus Plan, (e) the Merger Agreement and (f) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued in accordance with the 2017 Plan or the Amicus Plan (as modified in connection with its assumption by the Company), in each case as described in the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP  3 Embarcadero Center, 20th Floor, San Francisco, CA 94111-4004 (t) 415 693 2000 (f): 415 693 2222 cooley.com

August 6, 2026

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Chadwick Mills
Chadwick Mills

Cooley LLP  3 Embarcadero Center, 20th Floor, San Francisco, CA 94111-4004 (t) 415 693 2000 (f): 415 693 2222 cooley.com